SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

November 22, 2013
Date of Report

(Date of Earliest Event Reported)

Commission File No. 0-29935

Crown Equity Holdings Inc.
(Exact name of Registrant as specified in its charter)

Nevada, USA	33-0677140
(State of Incorporation)	(IRS Employer Identification No.)

11226 Pentland Downs Street, Las Vegas NV 89141
(Address of principal executive offices)(Zip Code)

Company's telephone number, including area code: (702) 448-1543

ITEM 5.02 Departure of Directors or Principal Officers; Election of Officers; Appointment of Principal Officers.

On November 22, 2013, the Board of Directors (the “Board”) of Crown Equity Holdings Inc. (the "Company") appointed Mark Vega, Mike Zaman and Arnulfo Saucedo-Bardan to the Board.

The Board increased its size from four to seven members and appointed Mr. Arnulfo Saucedo-Bardan as the company’s Chief Publishing Officer.

Mark Vega brings years of corporate planning and technical (IT) management experience to the company. Mark has been over the IT department of Crown Equity Holdings Inc., for over 7 years. His responsibilities include overall technical strategy in addition to managing advanced development groups. Mr. Vega attended California State University, studying Computer Science, Chemistry and Music.  He was appointed as the Company’s Chief Technology Officer in October of 2013.

Mike Zaman was born in Tehran, Iran and moved to Florida in the 1980's where he attended Florida International University to study Computer Science. Since becoming a U.S. citizen in 1995, he has been a corporate, marketing and sales consultant for many numerous companies and has advised or consulted in the process of mergers, acquisitions, as well as the raising of capital for private and public entities. He was appointed as the Company’s Chief Marketing Officer in October of 2013.

Arnulfo Saucedo-Bardan is an entrepreneur from Torreon Coahuila, Mexico. In 2005, he opened and operated a small independent Mexican food restaurant in Mexico, City, until December of 2007. In 2008, he joined the Crown Equity Holdings Inc. team as CEO and later elected as the company’s Chairman until January of 2013. Mr. Saucedo – Bardan has a Bachelor Degree in engineering from the Instituto Tecnologico De La Laguna in Torreon Coahuila.

On November 22, 2013, the company issued a press release announcing the appointments of Mark Vega, Mike Zaman and Arnulfo Saucedo-Bardan to the Board, as well as the appointment of Mr. Saucedo-Bardan as the company’s Executive Editor. A copy of the press release is filed with this form 8-K as an exhibit.

ITEM 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press release dated November 22, 2013

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN EQUITY HOLDINGS INC.

DATE: November 22, 2013	By:	/s/ Kenneth Bosket
Kenneth Bosket, CEO

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